NEWS RELEASE

FOR IMMEDIATE RELEASE

October 3, 2007

CBD Media Holdings LLC Extends Expiration Date for Tender Offers and Consent Solicitations for the 9.25% Senior Notes Due 2012 co-issued by CBD Media Holdings LLC and CBD Holdings Finance, Inc. and the 8.625% Senior Subordinated Notes Due 2011 co-issued by CBD Media LLC and CBD Finance, Inc.

Cincinnati, Ohio – CBD Media Holdings LLC (the “Company”) announced today that it is extending the expiration date of its previously announced cash tender offers and related consent solicitations for any and all of the outstanding $100.0 million 9.25% Senior Notes Due 2012, CUSIP No. 12479YAB8 (the “Senior Notes”), co-issued by the Company and CBD Holdings Finance, Inc., and any and all of the outstanding $147.8 million 8.625% Senior Subordinated Notes Due 2011, CUSIP No. 12479WAB2 (the “Senior Subordinated Notes” and collectively with the Senior Notes, the “Notes”), co-issued by CBD Media LLC and CBD Finance, Inc.  The tender offers and related consent solicitations were initially scheduled to expire at 12:00 midnight, New York City time, on October 9, 2007.  The expiration date has been extended to 12:00 midnight, New York City time, on October 11, 2007 (as such date and time may be further extended or earlier terminated, the “Expiration Date”).  The settlement date for the tender offers and related consent solicitations will not occur on October 4, 2007 but is currently expected to occur on the Expiration Date.  Except as described above, all terms and conditions of the tender offers and related consent solicitations remain unchanged and in full force and effect.  Holders who have previously tendered Notes do not need to re-tender their Notes or take any other action in response to this extension.

As previously announced, as a result of the receipt of the requisite consents from holders of the Notes to amend the indenture governing such Notes, each issuer of the Notes and HSBC Bank USA, National Association, as trustee, executed a supplemental indenture with respect to each of the indentures under which the Notes were issued effecting certain amendments that would, once operative, among other things, eliminate substantially all restrictive covenants and certain event of default provisions.  The supplemental indentures will not become operative until the acceptance of the Notes for purchase by the Company pursuant to the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement, dated as of September 11, 2007 (the “Statement”).

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn and consents validly delivered, and not validly revoked, pursuant to the tender offers and consent solicitations, is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions, including (1) the tender of at least a majority in aggregate outstanding principal amount of each class of such Notes, voting as a separate class, on or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed amendments to the relevant indentures under which the Notes were issued), (2) the receipt of proceeds from a securitization transaction anticipated to be entered into by certain affiliates of the Company and (3) certain other general conditions, each as described in more detail in the Statement.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders or consents with respect to, any Notes.  The tender offers and consent solicitations are being made solely pursuant to the Statement.

The Company has retained Lehman Brothers to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the tender offers and consent solicitations.  Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9643 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.  Questions regarding the terms of the Offer to Purchase and Consent Solicitations should be directed to Lehman Brothers at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

About Us

CBD Media Holdings LLC is the parent of CBD Media LLC, which is the exclusive directory publisher for “Cincinnati Bell”-branded yellow pages in the greater Cincinnati metropolitan area. In 2006, CBD Media LLC published 16 directories (including yellow pages, white pages and specialty directories) and distributed approximately 3.4 million copies of these directories to businesses and residences. CBD Media LLC also offers integrated internet-based yellow pages services to its consumers through the CincinnatiBellYellowPages.com web site.  CBD Media Holdings LLC is an indirect, wholly owned subsidiary of Local Insight Media, L.P.

Forward-looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial results.

For further information, contact:

John P. Schwing

(513) 397-7422